Exhibit 4.182

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 119279 dated June 05, 2014

For the provision of

communications services for the provision of communication channels

This license is granted to

Open Joint Stock Company

SIBINTERTELECOM CJSC

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027501155032

Taxpayer Identification No. (INN)

7536005204

Location:

Zabaykalsky Krai, Chita, 47 Smolenskaya str.

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

dated June 05, 2019

This license is granted on the basis of the decision of the licensing authority - Order No. 308-rchs of April “10”, 2014

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	A.A. Pankov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 055876

Annex to License No. 119279 **

License requirements

1. SIBINTERTELECOM Closed Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

SIBINTERTELECOM CJSC

OGRN 1027501155032	INN 7536005204

Location:

Zabaykalsky Krai, Chita, 47 Smolenskaya str.

2. The Licensee shall start provision of services under the license no later than 05.06.2014.

3. The Licensee shall provide services related to provision of communication channels within the territory of a single constituent subject of the Russian Federation in accordance with this license only in Zabaykalsky Region.

4. The Licensee under this License shall provide users with the possibility of transmission of electronic messages via communication channels formed by transmission lines of the Licensee’s communication network *.

5. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

6. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

7. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to communications services for the provision of communication channels and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of renewing the license No. 67930 dated 05.06.2009.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya

18 APR 2014

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296